As filed with the Securities and Exchange Commission on March 1, 2018.

File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WIDEPOINT CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	52-2040275
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

7926 Jones Branch Drive, Suite 520

McLean, Virginia 22102

(703) 349-2577
(Address of Principal Executive Office) (Zip Code)

WIDEPOINT CORPORATION 2017 OMNIBUS INCENTIVE PLAN

(Full title of the plan)

Jin Kang

Chief Executive Officer

WidePoint Corporation

7926 Jones Branch Drive, Suite 520

McLean, Virginia 22102

(703) 349-2577

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

John J. Wolfel, Esq.

Foley & Lardner LLP

One Independent Drive, Suite 1300

Jacksonville, Florida 32202

(904) 359-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐	Non-accelerated file (do not check is a smaller reporting company)	☐
Smaller reporting company	☒	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided under Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock (par value $0.001 par value per share)	6,500,000	$0.48	$3,120,000	$389
Total	6,500,000		$3,120,000	$389

(1)       Represents shares of common stock issuable under the WidePoint Corporation 2017 Omnibus Incentive Plan approved by the Company’s stockholders at its 2017 annual meeting. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares of common stock that may be offered or issued in the event of a stock dividend, reverse stock split, split-up, recapitalization, forfeiture of stock under those plans, or other similar event.

(2)       Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated on the basis of the average of the high and low sale prices of our common stock on the NYSE American on February 26, 2018, in accordance with Rule 457(c) under the Securities Act of 1933, as amended, for the 6,500,000 shares available for future issuance under the WidePoint Corporation 2017 Omnibus Incentive Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents constituting Part I of this registration statement (this “Registration Statement”) will be sent or given to participants in the plans as provided by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, filed by WidePoint Corporation (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and deemed to be a part hereof:

•              The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2016;

•              The Registrant’s Definitive Proxy Statement filed on October 31, 2017;

•              The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017;

•              The Registrant’s Current Reports on Form 8-K filed January 9, 2017, April 12, 2017, May 9, 2017 (excluding Item 7.01 and the exhibit related thereto), June 19, 2017, July 3, 2017, July 5, 2017, July 21, 2017, October 16, 2017, December 20, 2017, December 27, 2017, January 4, 2018 and February 20, 2018; and

•              The description of our common stock contained in or incorporated into our Registration Statement on Form 8-A, filed September 19, 2006, and any amendment or report updating that description.

All other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The registrant has included such a provision in its Amended and Restated Certificate of Incorporation.

Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Article VII of the registrant’s Amended and Restated Certificate of Incorporation provides to the full extent permitted by the General Corporation Law of Delaware or any of the applicable laws presently or hereafter in effect, no director of the registrant will be personally liable to the registrant or the registrant’s stockholders with respect to any act or omission in the performance of his or her duties as a director of the registrant. Any amendment or repeal of Article VII of the registrant’s Amended and Restated Certificate of Incorporation will not adversely affect any right or protection of a director of the registrant with respect to any act or omission occurring before such amendment or repeal.

Article VIII of the registrant’s Amended and Restated Certificate of Incorporation and Article VI of the Bylaws provide that the registrant shall indemnify (a) any person who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the registrant), by reason of the fact that he is or was, a director of the registrant, or is or was serving, or has agreed to serve, at the request of the registrant, as a director, officer, employee or agent of another entity (all such persons being referred to hereafter as an “Indemnitee”), to the full extent then permitted by law against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs charges and expenses (including attorneys’ fees and disbursements) that he or she incurs in connection with such proceeding. The right to indemnification will continue as to an Indemnitee who has ceased to hold the position by virtue of which he or she was entitled to indemnification, and will inure to the benefit of his or her heirs and personal representatives. The registrant will, from time to time, reimburse or advance to any Indemnitee the funds necessary for payment of expenses, including attorneys’ fees and disbursements, incurred in connection with defending any proceeding for which he or she is indemnified by the registrant, in advance of the final disposition of such proceeding; provided that, if then required by law, the expenses incurred by or on behalf of an Indemnitee may be paid in advance of the final disposition of a proceeding only upon receipt by the registrant of an undertaking by or on behalf of such director or officer to repay any such amount so advanced if it is ultimately determined by a final and unappealable judicial decision that the Indemnitee is not entitled to be indemnified for such expenses.

The registrant’s Bylaws also provide that the registrant may grant indemnification to any officer, employee, agent or other individual as our Board may approve from time to time.

The registrant has purchased directors’ and officers’ liability insurance that would indemnify its directors and officers against damages arising out of certain kinds of claims that might be made against them based on their negligent acts or omissions while acting in their capacity as such.

The Registrant’s agreements with its named executive officers each provide that it shall indemnify the executive to the fullest extent permitted by the laws of the State of Delaware against all damages, costs, expenses and other liabilities reasonably incurred or sustained in connection with any suit, action or proceeding the executive may be made a party by reason of being or having been a director or officer of the company or any of its subsidiaries, or having served in any other capacity or taken any other action purportedly on behalf of or at the request of the company or any of its subsidiaries.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits filed herewith or incorporated herein by reference are set forth in the attached Exhibit Index.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized n the City of McLean, Commonwealth of Virginia, on this 1st day of March, 2018.

WIDEPOINT CORPORATION

By:	/s/ Jin Kang Jin Kang Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jin Kang and Kito Mussa, and each of them, as such person’s true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and additions to this registration statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or such person’s substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of the 1st day of March, 2018.

Signature	Title

/s/ Jin Kang Jin Kang	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Kito Mussa Kito Mussa	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Alan B. Howe Alan B. Howe	Director

/s/ Philip Richter Philip Richter	Director

/s/ James Ritter James Ritter	Director

/s/ Otto Guenther Otto Guenther	Director

George Norwood	Director

/s/ Morton Taubman Morton Taubman	Director

EXHIBIT INDEX

Exhibit Number	Exhibit Description

3.1	Amended and Restated Certificate of Incorporation of WidePoint Corporation. (Incorporated herein by reference to Exhibit A to the Registrant’s Definitive Proxy Statement, as filed on December 27, 2004.)

3.2	Bylaws. (Incorporated herein by reference to Exhibit 3.6 to the Registrant’s Registration Statement on Form S-4 (File No. 333-29833))

5.1	Opinion of Foley & Lardner LLP with respect to the legality of the shares being registered (filed herewith).

10.1	WidePoint Corporation 2017 Omnibus Incentive Plan (incorporated by reference from Appendix A to the Company’s definitive proxy statement filed October 31, 2017)

10.2	Form of Restricted Stock Award Agreement under WidePoint Corporation 2017 Omnibus Incentive Plan (filed herewith).

10.3	Form of Stock Option Award Agreement under WidePoint Corporation 2017 Omnibus Incentive Plan (filed herewith).

23.1	Consent of Moss Adams LLP (filed herewith).

23.2	Consent of Foley & Lardner LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in signature page hereto).

Documents incorporated by reference to filings made by WidePoint Corporation under the Securities Exchange Act of 1934 are under SEC File No. 001-33035.